Exhibit m.3

VIRTUS ASSET TRUST

(the “Trust”)

CLASS R SHARES

DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

under the

INVESTMENT COMPANY ACT OF 1940

1.	Introduction

The Trust, on behalf of its series listed in Appendix A, as may be amended from time to time (each a “Fund” and collectively, the “Funds”), and VP Distributors, LLC (the “Distributor”), a broker-dealer registered under the Securities Exchange Act of 1934, have entered into an Underwriting Agreement pursuant to which the Distributor acts as principal underwriter of each Fund of the Trust and class of shares thereof for sale to the permissible purchasers. The Trustees of the Trust have determined to adopt this Distribution Plan (the “Plan”), in accordance with the requirements of Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”) with respect to the Class R shares of the Funds and have determined that there is a reasonable likelihood that the Plan will benefit the Funds and their Class R shareholders.

2.	Rule 12b-1 Fees

The Funds shall pay to the Distributor, at the end of each month, an amount on an annual basis equal to 0.25% of the average daily value of the net assets of any Fund’s Class R shares, as compensation for the Distributor’s services as distributor of Class R Shares in connection with any activities or expenses primarily intended to result in the sale of the Class R Shares and a fee of 0.25% of the average daily value of the net assets of the Fund’s Class R shares for shareholder services. Expenses may include, but are not limited to, payment of compensation, including incentive compensation to securities dealers and financial institutions and organizations to obtain various distribution related and/or shareholder services for the investors in the Class R Shares; payment of compensation to and expenses of personnel of the Distributor who support the distribution of Class R Shares of the Funds; expenses related to the cost of financing or providing such financing from the Distributor’s or an affiliate’s resources in connection with the Distributor’s payment of such distribution expenses and the payment of other direct distribution costs such as the cost of sales literature, advertising and prospectuses. Shareholder services include, but are not limited to, transmitting prospectuses, statements of additional information, shareholder reports, proxy statements and other materials to shareholders; providing educational materials; providing facilities to answer questions about the Funds; receiving and answering correspondence; assisting shareholders in completing application forms and selecting dividend and other account options and providing such other information and services as the Distributor or Fund may reasonably request.

3.	Reports

At least quarterly in each year this Plan remains in effect, the Trust’s Principal Accounting

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Officer or Treasurer, or such other person authorized to direct the disposition of monies paid or payable by the Funds, shall prepare and furnish to the Trustees of the Trust for their review, and the Trustees shall review, a written report complying with the requirements of Rule 12b-1 under the Act regarding the amounts expended under this Plan and the purposes for which such expenditures were made.

4.	Required Approval

This plan shall not take effect until it, together with any related agreement, has been approved by a vote of at least a majority of the Trust’s Trustees as well as a vote of at least a majority of the Trustees of the Fund who are not interested persons (as defined in the Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any related agreement (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on this Plan or any related agreement.

5.	Term

This Plan shall remain in effect for one year from the date of its adoption and may be continued thereafter if specifically approved at least annually by a vote of at least a majority of the Trustees of the Trust as well as a majority of the Independent Trustees. This Plan may be amended at any time, provided that (a) the Plan may not be amended to increase materially the amount of the distribution expenses without the approval of at least a majority of the outstanding voting securities (as defined in the Act) of the Class R shares of the affected Fund(s) and (b) all material amendments to this Plan must be approved by a majority vote of the Trustees of the Trust and of the Independent Trustees cast in person at a meeting called for the purpose of such vote.

6.	Selection of Independent Trustees

While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Independent Trustees then in office.

7.	Related Agreements

Any related agreement shall be in writing and shall provide that (a) such agreement shall be subject to termination, without penalty with respect to any Fund to which such agreement is applicable, by vote of a majority of the outstanding voting securities (as defined in the Act) of the Class R shares of such Fund, on not more than 60 days’ written notice to the other party to the agreement, and (b) such agreement shall terminate automatically in the event of its assignment.

8.	Termination

This Plan may be terminated at any time with respect to any Fund by a vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities (as defined in the Act) of the Class R shares of such Fund. In the event this Plan is terminated or

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otherwise discontinued with respect to any Fund, no further payments will be made hereunder from such Fund.

9.	Records

The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 3 hereof, and any other information, estimates, projections and other materials that serve as a basis therefor, considered by the Trustees of the Trust, for a period of not less than six years from the date of this Plan, the agreement or report, as the case may be, the first two years in an easily accessible place.

10.	Non-Recourse

The Trust is a statutory trust established under the laws of the State of Delaware. The Declaration of Trust refers to the Trustees collectively as Trustees, but not as individuals or personally, and no Trustee, shareholder, officer, employee or agent of the Fund may be held to any personal liability, nor may any resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Fund but the Fund property only shall be liable.

Adopted as of: June 12, 2017

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APPENDIX A

Virtus Seix Core Bond Fund

Virtus Seix High Income Fund

Virtus Seix High Yield Fund

Virtus Seix Total Return Bond Fund

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